Exhibit 99.2

FOR IMMEDIATE RELEASE
Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5076
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LABCORP ANNOUNCES THE AVAILABILITY OF EXPANDED SERVICES FOR INFLAMMATORY BOWEL DISEASE

Burlington, NC, April 1, 2013 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the availability of an expanded testing menu to help clinicians diagnose, treat and monitor the course of Inflammatory Bowel Disease (IBD).

Gastrointestinal (GI) tract disorders are often presented with non-specific symptoms and are difficult to diagnose, especially in primary care settings. Inflammatory Bowel Disease (IBD) is one of the most common and serious gastrointestinal disorders. The two clinically distinctive forms of IBD are ulcerative colitis and Crohn’s disease. Treatments can also be complicated, involving immunosuppressant therapies, biological drugs and/or surgery.

In support of improving IBD diagnosis and treatment, LabCorp has launched an expanded IBD testing profile that helps to identify IBD patients and differentiate between ulcerative colitis and Crohn’s disease. The IBD Expanded Profile includes ulcerative colitis and Crohn’s disease-specific antibody markers that improve diagnostic sensitivity and provide valuable prognostic information regarding the severity of disease. For patients diagnosed with IBD, LabCorp’s TPMT Enzyme Activity assay can be utilized prior to thiopurine drug treatment to assess dosing levels and potential adverse drug reaction. Once a patient has started thiopurine treatment, physicians can use the thiopurine Metabolites test to help optimize ongoing dosing to reach and maintain therapeutic goals and avoid possible drug toxicity. LabCorp also offers testing for patients treated with new biological drugs like infliximab that allow physicians to monitor drug concentration levels and assess the impact of anti-infliximab antibody levels on drug efficacy.

“GI disorders are difficult to diagnose,” said Dr. Mark Brecher, LabCorp’s Chief Medical Officer. “The IBD Expanded Profile helps to diagnose disease and contributes to optimizing treatment.”

These enhancements to LabCorp’s IBD test menu are adjuncts to its broader offering of digestive disease testing that includes cost-efficient cascade testing to help physicians diagnose Irritable Bowel Syndrome and non-Celiac Gluten Sensitivity.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our company, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.

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